SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) August 16, 2005
Allied Waste Industries, Inc.
(Exact name of registrant as specified in charter)
Delaware
(State or other jurisdiction of incorporation)

1-14705	88-0228636

(Commission File Number)	(IRS Employer Identification No.)

15880 N. Greenway-Hayden Loop, Suite 100 Scottsdale, Arizona (Address of principal executive offices)	85260 (Zip Code)
Registrant’s telephone number, including area code (480) 627-2700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Signatures

Item 8.01 Other Events
Following are the unaudited interim consolidated financial statements for our wholly-owned subsidiary, Browning-Ferris Industries, Inc. (BFI) as of June 30, 2005 and December 31, 2004 and the three and six months ended June 30, 2005 and 2004. We are required to provide these financial statements under the Securities and Exchange Commission’s (SEC) Rule 3-16 of Regulation S-X in connection with the contemporaneous filing of our exchange offer registration statement on Form S-4.

BROWNING-FERRIS INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current Assets —
Cash and cash equivalents	$8.2	$5.4
Accounts receivable, net of allowance of $3.6 and $4.1	173.0	143.1
Prepaid and other current assets	23.3	23.3

Total current assets	204.5	171.8
Property and equipment, net	953.2	937.9
Goodwill	3,438.2	3,439.4
Other assets, net	142.8	118.2
Due from parent	165.4	906.8

Total assets	$4,904.1	$5,574.1

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities —
Current portion of long-term debt	$14.4	$100.7
Accounts payable	136.6	136.3
Current portion of accrued capping, closure, post-closure and environmental costs	59.7	62.9
Accrued interest	83.7	96.5
Other accrued liabilities	128.4	106.5
Unearned revenue	63.0	59.4

Total current liabilities	485.8	562.3
Long-term debt, less current portion	5,461.0	5,934.0
Accrued capping, closure, post-closure and environmental costs, less current portion	542.7	544.1
Other long-term obligations	175.2	203.4
Commitments and contingencies
Stockholder’s Deficit —
Common stock	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(68.2)	(69.4)
Retained deficit	(1,692.4)	(1,600.3)

Total stockholder’s deficit	(1,760.6)	(1,669.7)

Total liabilities and stockholder’s deficit	$4,904.1	$5,574.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

BROWNING-FERRIS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
Revenues	$801.0	$793.7	$417.6	$409.8
Cost of operations (exclusive of depreciation and amortization shown below)	525.3	507.7	268.4	263.1
Selling, general and administrative expenses	58.2	67.6	20.3	36.7
Depreciation and amortization	68.7	70.0	35.6	36.7

Operating income	148.8	148.4	93.3	73.3
Interest expense and other	263.1	402.2	104.9	246.8

Loss before income taxes	(114.3)	(253.8)	(11.6)	(173.5)
Income tax expense (benefit)	(34.7)	(91.6)	(1.2)	(62.4)
Minority interest	(1.1)	1.0	(1.2)	0.7

Loss from continuing operations	(78.5)	(163.2)	(9.2)	(111.8)
Income (loss) from discontinued operations, net of tax	1.1	(7.8)	1.1	(5.7)

Net loss	$(77.4)	$(171.0)	$(8.1)	$(117.5)

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

BROWNING-FERRIS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions, unaudited)

	Six Months Ended June 30,
	2005	2004
Operating activities —
Net loss	$(77.4)	$(171.0)
Discontinued operations, net of tax	(1.1)	7.8
Adjustments to reconcile net loss to cash used for operating activities from continuing operations—
Provisions for:
Depreciation and amortization	68.7	70.0
Doubtful accounts	0.5	1.2
Accretion of debt and amortization of debt issuance costs	10.0	10.9
Gain on sale of fixed assets	(0.6)	(1.2)
Non-cash reduction in acquisition accruals	(16.8)	(7.9)
Loss on sale of trade receivables	2.7	2.0
Non-cash gain on non-hedge accounting interest rate swap contracts	—	(6.6)
Amortization of accumulated other comprehensive loss for de-designated interest rate swap contracts	—	6.7
Write off of deferred debt issuance costs	11.7	13.6
Change in operating assets and liabilities, excluding the effects of purchase acquisitions—
Accounts receivable, prepaid expenses, and other assets	(27.4)	(40.2)
Accounts payable, accrued liabilities, unearned revenue and other	(18.2)	(26.8)
Capping, closure and post-closure provision and accretion	15.2	14.7
Capping, closure, post-closure and environmental expenditures	(22.9)	(21.7)

Cash used for operating activities from continuing operations	(55.6)	(148.5)

Investing activities —
Cost of acquisitions, net of cash acquired	(0.6)	—
Proceeds from divestitures, net of cash divested	2.9	43.1
Proceeds from sale of fixed assets	1.8	2.7
Capital expenditures, excluding acquisitions	(81.5)	(61.0)
Capitalized interest	(2.5)	(2.2)
Change in deferred acquisition costs, notes receivable and other	0.5	0.5

Cash used for investing activities from continuing operations	(79.4)	(16.9)

Financing activities —
Proceeds from long-term debt, net of issuance costs	1,679.7	1,460.3
Payments of long-term debt	(2,264.5)	(1,560.4)
Change in disbursement account	(3.9)	0.1
Change in due from parent	725.7	267.3

Cash provided by financing activities from continuing operations	137.0	167.3

Cash provided by (used for) discontinued operations	0.8	(4.9)

Increase (decrease) in cash and cash equivalents	2.8	(3.0)
Cash and cash equivalents, beginning of period	5.4	6.5

Cash and cash equivalents, end of period	$8.2	$3.5

Supplemental disclosures:
Interest paid (net of amounts capitalized)	$223.4	$284.2
Non-cash dividend to parent	14.7	—
The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.	Organization and Summary of Significant Accounting Policies
Browning-Ferris Industries, Inc., “BFI” or “we” is a wholly-owned subsidiary of Allied Waste Industries, Inc., “Allied” or “Parent”, a Delaware corporation. Allied is the second largest, non-hazardous solid waste management company in the United States, as measured by revenues and provides non-hazardous waste collection, transfer, recycling and disposal services in 37 states. As described in Note 4, these financial statements reflect all of the debt obligations incurred by Allied to acquire BFI in 1999. The entities that comprise BFI have not historically produced the operating results and the cash flows required to service all of the acquisition indebtedness incurred by Allied. As such, BFI is reliant on its Parent to provide necessary funding to support its activities. Allied has issued a letter to BFI evidencing its intent and ability to financially support BFI for a period of at least one year.
Purpose of financial statements —
The purpose of these financial statements is to provide information about assets and stock, which collateralize certain outstanding debt obligations of BFI and the Parent. BFI along with certain other wholly-owned subsidiaries of Allied (herein referred to as the Other Allied Collateral) on a combined basis represent the aggregate collateral. The combined entity represents all assets that, upon occurrence of any triggering event or certain other conditions defined under the collateral agreements, would be available to satisfy the outstanding debt obligation. Separate stand-alone financial statements for the Other Allied Collateral are not presented herein because none of the subsidiaries within Other Allied Collateral meet the Securities and Exchange Commission’s (SEC) reporting criteria under Rule 3-16 of Regulation S-X.
Transfer of assets and change in financial statement presentation —
Prior to 2001, the Other Allied Collateral was wholly owned by BFI. Subsequently, the Other Allied Collateral was transferred to newly created subsidiaries of Allied for organizational efficiency and other purposes. A collateral waiver was received from the collateral trustee at the time of transfer. The Other Allied Collateral continues to collateralize the debt. The transfers of assets described above constitute a change in reporting entity. Prior to 2004, these changes have been retroactively restated for all prior periods in accordance with Accounting Principals Board Opinion No. 20, Accounting Changes. Changes in 2005 and 2004 were immaterial and, therefore, prior period financial statements were not restated.
Principles of consolidation and presentation —
All significant intercompany accounts and transactions are eliminated in the accompanying consolidated financial statements. BFI is not a registrant with the SEC and is not subject to the SEC’s periodic reporting requirements, except as may be required by Rule 3-16 of Regulation S-X. Certain estimates, including allocations from the Parent, have been made to provide financial information for SEC and stand-alone reporting purposes as if BFI were a registrant. We believe that the presentations and disclosures herein are adequate to make the information not misleading.
The December 31, 2004 balance sheet data included herein is derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The Consolidated Balance Sheet as of December 31, 2004 and the unaudited interim Consolidated Financial Statements included herein have been prepared pursuant to the rules and regulations of the SEC. As applicable under such regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed and omitted. We believe that the presentation and disclosures herein are adequate when read (and should be read) in conjunction with BFI’s Consolidated Financial Statements for the year ended December 31, 2004 and the related notes thereto included in Allied’s 2004 Annual Report on Form 10-K for the year ended December 31, 2004. The Consolidated Financial Statements as of June 30, 2005 and for the six and three months

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ended June 30, 2005 and 2004 reflect, in the opinion of management, all adjustments, consisting only of normal recurring adjustments (except as described below), necessary to fairly state the financial position and results of operations for such periods. Operating results for interim periods are not necessarily indicative of the results for full years.
Historically, we have reported certain taxes imposed on landfill and transfer volumes as a reduction of revenue because they were viewed as pass through costs generally collected from customers. In addition, we reported a small but growing amount of administrative fees billed to customers as an offset to our administrative costs. Effective April 2005, we began recording all taxes that create direct obligations for us as operating expenses and recording administrative fees billed to our customers as revenue. This presentation is in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (EITF 99-19). The impact on prior period financial statements was not material. However, we elected to conform the prior year’s presentation of our revenues and expenses with the current year’s presentation by increasing revenue, cost of operations and selling, general and administrative expenses. Revenue and cost of operations increased by $15.7 million and $16.5 million for the three months ended June 30, 2005 and 2004, respectively, and $29.6 million and $31.5 million for the six months ended June 30, 2005 and 2004, respectively, for landfill taxes. Administrative fee income increased selling, general and administrative expenses by $1.5 million and $0.7 million for the three months ended June 30, 2005 and 2004, respectively, and $2.6 million and $1.2 million for the six months ended June 30, 2005 and 2004, respectively. These adjustments had no impact on our consolidated operating income, net loss, cash flows, or any balance sheet caption for any previous period.
For the description of our significant accounting policies, see Note 1 of our Notes to Consolidated Financial Statements for the year ended December 31, 2004 included in Allied’s Annual Report on Form 10-K.
Discontinued operations —
During 2003, we determined that certain operations that were divested or held for sale as part of our divestiture plan that was launched in early 2003 were discontinued operations. In addition, at December 31, 2003, we held for sale certain operations in Florida, which we sold in 2004. Operations sold in 2004 and 2003 reported as discontinued operations included businesses in Colorado, New Jersey and Florida. As of December 31, 2004 we received net proceeds of $160.3 million ($41.4 million in 2004 and $118.9 million in 2003) from the transactions which were used to repay debt.
The accompanying consolidated financial statements and notes reflect the results of operations, financial position and cash flows of these operations as discontinued operations.
Results of operations for the discontinued operations were as follows (in millions):

	Six Months		Three Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Revenues	$—	$13.3	$—	$5.2

Income (loss) before tax	$1.8	$(0.1)	$1.8	$(0.1)
Gain on divestiture	—	3.1	—	1.2
Income tax expense	0.7	10.8	0.7	6.8

Discontinued operations, net of tax	$1.1	$(7.8)	$1.1	$(5.7)

The $1.8 million of income before tax in 2005 is primarily the result of a revision of our insurance liabilities related to divestitures previously reported as discontinued operations. The assets divested or held for sale, including goodwill, were adjusted to the lower of carrying value or fair value. Fair value was based on the actual or anticipated sales price. Included in the pre-tax loss recorded in the six and three months ended June 30, 2004 was goodwill that was allocated to the divestitures, net of gains recorded for assets sold for which proceeds exceeded

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
book value. A portion of the goodwill allocated to the operations sold was non-deductible for tax purposes.
For the six and three months ended June 30, 2004, we allocated $0.4 million and $0.2 million, respectively, of interest expense to discontinued operations based on a ratio of net assets to be sold to the sum of consolidated net assets plus consolidated debt in accordance with Emerging Issues Task Force No. 87-24, Allocation of Interest to Discontinued Operation. We did not allocate interest on debt that was directly attributable to other operations outside of the discontinued operations.
Interest expense capitalized —
We capitalize interest in connection with the construction of our landfill assets. Actual acquisition, permitting and construction costs incurred related to landfill assets under active development qualify for interest capitalization. Interest capitalization ceases when the construction of a landfill asset is complete and available for use.
During the six months ended June, 2005 and 2004, we incurred gross interest expense (including payments under interest rate swap contracts) of $214.4 million and $301.2 million, respectively, of which $2.5 million and $2.2 million, respectively, was capitalized in both periods. During the three months ended June, 2005 and 2004, we incurred gross interest expense (including payments under interest rate swap contracts) of $101.5 million and $146.6 million, respectively, of which $1.3 million and $1.0 million, respectively, was capitalized.
Use of estimates —
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available and assumptions about the future. Actual results may differ significantly from the estimates.
Stock-based compensation plans —
Certain BFI employees are eligible to participate in the stock option plans of the Parent. The Parent accounts for stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and the related interpretations, under which no compensation cost is recorded in the statement of operations for the estimated fair value of stock options issued with an exercise price equal to the fair value of the common stock on the date of grant. Accordingly, we have recorded no compensation expense for stock options granted to employees during the six and three months ended June 30, 2005 and 2004. Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, requires companies that do not elect to account for stock-based compensation as prescribed by this statement to disclose the pro forma effects on earnings as if SFAS 123 had been adopted.
If the Parent applied the recognition provisions of SFAS 123 using the Black-Scholes option pricing model, the resulting pro forma net loss, after allocation of expense to BFI, is as follows (in millions):

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net loss, as reported	$(77.4)	$(171.0)	$(8.1)	$(117.5)
Total stock-based employee compensation expense determined under fair value based method, net of tax	0.6	1.5	0.3	0.7

Net loss, pro forma	$(78.0)	$(172.5)	$(8.4)	$(118.2)

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In accordance with SFAS 123, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Risk free interest rate	3.2%	2.9%	3.2%	2.9%
Expected life	6 years	4 years	6 years	4 years
Dividend rate	0%	0%	0%	0%
Expected volatility	54%	65%	53%	65%
Recently issued accounting pronouncements —
The Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations an interpretation of FASB Statement No. 143 (FIN 47) in April 2005. The interpretation expands on the accounting guidance of SFAS No. 143 Accounting for Asset Retirement Obligations (SFAS 143), providing clarification of the term, conditional asset retirement obligation, and guidelines for the timing of recording the obligation. We adopted SFAS 143 effective January 1, 2003. The interpretation is effective for fiscal years ending after December 15, 2005. We are currently evaluating the guidance under FIN 47.
SFAS No. 154, Accounting Changes and Error Corrections (SFAS 154) which replaces APB Opinion No. 20, Accounting Changes (APB No. 20), and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28 was issued in May 2005. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. Specifically, this statement requires “retrospective application” of the direct effect for a voluntary change in accounting principle to prior periods’ financial statements, if it is practicable to do so. SFAS 154 also strictly redefines the term “restatement” to mean the correction of an error by revising previously issued financial statements. SFAS 154 replaces APB No. 20, which requires that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Unless adopted early, SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS 154 to have a material impact on our financial position or results of operations except to the extent that the statement requires retrospective application in circumstances that would previously have been affected in the period of the change under APB No. 20.
In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R). SFAS 123R requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost of the employee services is recognized as compensation cost over the period that an employee provides service in exchange for the award. SFAS 123R is required to be implemented in the first quarter of 2006. We are currently evaluating the adoption alternatives and expect to complete our evaluation by the end of 2005. If we adopt SFAS 123R under the modified prospective method, we estimate the 2006 impact would be to decrease income from continuing operations by approximately $1.2 million. These amounts represent the net of tax expense previously calculated under SFAS 123 for pro forma purposes for existing stock option awards that will vest in 2006. This amount does not reflect any new awards or modifications to existing awards that could occur in the future. Additionally in March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 107, Share-Based Payments (SAB 107). SAB 107 provides guidance for the adoption of SFAS 123R, discussed above. We are currently reviewing the guidance under SAB 107.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.	Property and Equipment
Property and equipment at June 30, 2005 and December 31, 2004 is as follows (in millions):

	June 30,	December 31,
	2005	2004
Land and improvements	$131.9	$130.3
Land held for permitting as landfills	12.5	13.4
Landfills	1,108.3	1,064.3
Buildings and improvements	95.8	96.2
Vehicles, furniture and equipment	373.1	352.8
Containers and compactors	155.2	146.0

	1,876.8	1,803.0
Accumulated depreciation and amortization	(923.6)	(865.1)

	$953.7	$937.7

3. Goodwill
BFI goodwill is accounted for at the Parent company level. We make an allocation to the entities that were acquired as part of the BFI acquisition. These entities are included in both BFI and the Other Allied Collateral. The following table shows the activity and balances related to the BFI goodwill as recorded by the Parent at June 30, 2005 (in millions):

June 30, 2005
Beginning balance	$3,439.4
Acquisitions	—
Divestitures	—
Adjustments (1)	(1.2)

Ending balance	$3,438.7

(1)	Amounts primarily relate to purchase accounting adjustments.
4.	Long-term Debt
Allied completed the acquisition of BFI primarily through the issuance of debt. All of the assets and substantially all of the stock of BFI and all of the assets and stock of Other Allied Collateral are pledged as collateral for this debt and the debt is serviced through cash flows generated by the consolidated operations of Allied. Therefore in accordance with SEC Staff Accounting Bulletin, Topic 5-J, the debt that was incurred to acquire BFI, while held and managed by Allied, is presented on BFI’s consolidated balance sheet, and related interest expense and debt issue costs are reflected in these financial statements. To the extent the original acquisition debt is repaid with cash or refinanced with equity, it is no longer presented in these financial statements. To the extent the original acquisition debt is refinanced with other debt (either bank financings or bonds), the replacement debt instrument, along with the related issuance costs and interest expense, is presented in these financial statements.
Completion of financing plan —
During the first quarter of 2005, Allied completed a multifaceted financing plan (the 2005 Financing Plan). The 2005 Financing Plan included:
•	the issuance of 12.75 million shares of Allied’s common stock for $101 million;

•	the issuance of 6.25% mandatory convertible preferred stock with a conversion premium of 25% for $600 million; and

•	the issuance of 7.25% senior notes due 2015 for $600 million.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The proceeds of the issuances above were used to retire the following:
•	$195 million of the remaining 10% senior subordinated notes due 2009;

•	$125 million of the 9.25% senior notes due 2012;

•	$600 million 7.625% senior notes due 2006;

•	$206 million of term loans; and

•	$70 million of the 7.875% senior notes due 2005.
The balance of the proceeds was used to pay premiums and fees and for general corporate purposes. Costs incurred to early extinguish debt during the six months ended June 30, 2005 was $41.5 million. During the six and three months ended June 30, 2004, we incurred $101.0 million and $91.7 million, respectively, of costs to early extinguish debt.
In addition, Allied refinanced the credit facility (the 2003 Credit Facility), which included relaxing financial covenants, increasing the size of the revolver and the institutional letter of credit facility by a combined $377 million, and lowering the interest margin paid on the term loan by 75 basis points and on the revolver by 25 basis points.
Credit Facility —
Allied’s new credit facility is a senior secured credit facility (the 2005 Credit Facility) that includes: (i) a $1.575 billion revolver due January 2010 (the 2005 Revolver), (ii) a $1.4 billion term loan due January 2012 (the 2005 Term Loan), and (iii) a $500 million institutional letter of credit facility due January 2012. The proceeds of the 2005 Term Loan were used to repay previously outstanding term loans B, C, and D under the 2003 Credit Facility. Of the $1.575 billion available under the 2005 Revolver, the entire amount may be used to support the issuance of letters of credit.
At June 30, 2005, Allied had $74.8 million of borrowings outstanding and $459.5 million in letters of credit outstanding under the 2005 Revolver leaving approximately $1.0 billion available under the 2005 Revolver. In addition, at June 30, 2005, Allied had $500 million in letters of credit outstanding under the institutional letter of credit facility and $1.3 billion of borrowings outstanding under the 2005 Term Loan.
The 2005 Credit Facility bears interest at (a) an Alternative Base Rate, or (b) Adjusted LIBOR, both terms defined in the 2005 Credit Facility, plus, in either case, an applicable margin based on our leverage ratio. Proceeds from the 2005 Credit Facility may be used for working capital and other general corporate purposes, including acquisitions.
The 2005 Credit Facility requires Allied to make prepayments upon completion of certain transactions as defined in the 2005 Credit Facility, including asset sales and issuances of debt securities. Proceeds from these transactions are required to be applied to amounts due under the 2005 Credit Facility pursuant to the credit facility agreement. Allied is also required to make prepayments on the 2005 Credit Facility for 50% of any excess cash flows from operations, on a consolidated basis, as defined in the 2005 Credit Facility.
Senior notes and debentures —
In March 2005, Allied Waste North America (AWNA) issued $600 million of 7.25% senior notes due 2015 to fund a portion of the tender offer for our 7.63% senior notes due 2006. Interest is payable semi-annually on March 15th and September 15th, beginning on September 15, 2005. These senior notes have a make-whole call provision that is exercisable any time prior to March 15, 2010 at the stated redemption price. These notes may also be redeemed on or after March 15, 2010 at the stated redemption price.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Debt covenants —
At June 30, 2005, Allied was in compliance with all financial covenants under the 2005 Credit Facility. In addition, the 2005 Credit Facility has restrictions on making certain types of payments, including dividend payments on Allied’s common and preferred stock. However, Allied is able to pay cash dividends on the Series C and Series D Preferred Stock.
The senior notes issued by AWNA and the senior subordinated notes of AWNA contain certain financial covenants and restrictions for the Allied consolidated entity, which may, in certain circumstances, limit our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. At June 30, 2005, Allied was in compliance with all applicable covenants.
Guarantees —
Substantially all of our subsidiaries along with substantially all other subsidiaries of the Parent, are jointly and severally liable for the obligations under the 5.75% senior notes due 2011, the 6.13% senior notes due 2014, the 6.38% senior notes due 2011, the 6.38% senior notes due 2008, the 6.50% senior notes due 2010, the 7.25% senior notes due 2015, the 7.88% senior notes due 2013, the 8.50% senior notes due 2008, the 8.88% senior notes due 2008, the 9.25% senior notes due 2012, the 7.40% debentures due 2035, the 9.25% debentures due 2021, and the 4.25% senior subordinated convertible debentures due 2034, and the 2005 Credit Facility through unconditional guarantees issued by current and future subsidiaries. At June 30, 2005, the maximum potential amount of future payments under the guarantees is the outstanding amount of the debt identified above and the amount for letters of credit issued under the credit facility. In accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45), the guarantees are not recorded in our consolidated financial statements as they represent parent-subsidiary guarantees. We do not guarantee any third party debt.
Collateral —
The 2005 Credit Facility, the 5.75% senior notes due 2011, the 6.13% senior notes due 2014, the 6.38% senior notes due 2008, the 6.38% senior notes due 2011, the 6.50% senior notes due 2010, the 7.25% senior notes due 2015, the 7.40% senior notes due 2035, the 7.88% senior notes due 2013, the 8.50% senior notes due 2008, the 8.88% senior notes due 2008, the 9.25% senior notes due 2012, and the 9.25% senior notes due 2021, are secured by a pledge of the stock of substantially all of BFI and Other Allied Collateral and a security interest in the assets of BFI, its domestic subsidiaries and Other Allied Collateral. At June 30, 2005, the book value of the assets of the subsidiaries that serve as collateral was $8.6 billion, which represents approximately 63% of Allied’s consolidated total assets.
5.	Derivative Instruments and Hedging Activities
Allied’s risk management policy requires no less than 70% of the consolidated debt to be fixed, either directly or effectively through interest rate swap contracts. From time to time, in order to adhere to the policy, we have entered into interest rate swap agreements for the purpose of hedging variability of interest expense and interest payments on our long-term variable rate bank debt and maintaining a mix of fixed and floating rate debt. Our strategy is to use interest rate swap contracts when such transactions will serve to reduce our aggregate exposure and meet the objectives of our risk management policy. These contracts are not entered into for trading purposes.
Allied believes it is important to have a mix of fixed and floating rate debt to provide financial flexibility. At June 30, 2005, approximately 77% of the consolidated debt was fixed and 23% had variable interest rates. We had no interest rate swap contracts at June 30, 2005.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Non-hedge accounting interest rate swap contracts —
We had certain interest rate swap contracts, that we had elected not to apply hedge accounting to under SFAS 133, in order to have flexibility to repay debt prior to maturity and to refinance debt when economically feasible. Following is a description of the accounting for these interest rate swap contracts.
De-designated interest rate swap contracts. All of our de-designated interest rate swap contracts had reached their contractual maturity by June 30, 2004 and therefore no amounts were recorded after June 30, 2004 for these swap contracts. Settlement payments and periodic changes in market values of de-designated interest rate swap contracts were recorded as a gain or loss on derivative contracts included in interest expense and other in our consolidated statement of operations. We recorded $15.2 million and $4.9 million of net gain related to changes in market values during the six and three months ended June 30, 2004, respectively. We recorded settlement costs of $15.3 million and $4.7 million, respectively, during the six and three months ended June 30, 2004.
When interest rate swap hedging relationships are de-designated or terminated, any accumulated gains or losses in accumulated other comprehensive loss (AOCL) at the time of de-designation are isolated and amortized over the remaining original hedged interest payment. For contracts de-designated, no balance remained in AOCL after June 30, 2004; therefore, no amortization expense was recorded during 2005. For the six and three months ended June 30, 2004, we recorded $6.7 million and $2.0 million, respectively, of amortization expense related to the accumulated losses in AOCL for interest rate swap contracts that were de-designated. The amortization expense is recorded in interest expense and other.
Fair Value Interest Rate Swap Contracts. We use fair value interest rate swap contracts (fixed rate to floating rate) to achieve the targeted mix of fixed and floating rate debt. Settlement payments and periodic changes in market values of our fair value interest rate swap contracts were recorded as a gain or loss on derivative contracts included in interest expense and other in our statement of operations. We had no fair value interest rate swap contracts in place during the six months ended June 30, 2005.
We recorded $8.6 million and $15.3 million of net loss related to changes in market values and received net settlements of $4.5 million and $2.3 million during the six and three months ended June 30, 2004, respectively.
6.	Accumulated Other Comprehensive Loss
The components of the ending balances of accumulated other comprehensive loss, as reflected in stockholder’s deficit are shown as follows (in millions):

	June 30,	December 31,
	2005	2004
Minimum pension liability adjustment, net of taxes of $45.5	$(68.2)	$(68.1)
Interest rate swap contracts designated, unrealized loss, net of taxes of $0.0 and $0.7	—	(1.3)

Accumulated other comprehensive loss	$(68.2)	$(69.4)

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The components of total comprehensive income (loss) are shown as follows (in millions):

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
Net loss	$(77.4)	$(171.0)	$(8.1)	$(117.5)
Other comprehensive income:
Designated interest rate swap contracts unrealized gain, net of tax effect of $0.7, $7.3, $0.0 and $4.4	1.3	11.0	—	6.6
Reclassification to earnings for interest rate swap contracts, net of tax effect of $0.0, $2.4, $0.0 and $0.5	—	4.3	—	1.5

Total comprehensive loss	$(76.1)	$(155.7)	$(8.1)	$(109.4)

7.	Landfill Accounting
Landfill accounting —
We have a network of 40 owned or operated active landfills. We use a life-cycle accounting method for landfills and the related capping, closure and post-closure liabilities. This method applies the costs to be capitalized associated with acquiring, developing, closing and monitoring the landfills over the associated landfill capacity and associated consumption. Specifically, we record landfill retirement obligations at fair value as a liability with a corresponding increase to the landfill asset as tons are disposed. The amortizable landfill asset includes landfill development costs incurred, landfill development costs expected to be incurred over the life of the landfill, the recorded capping, closure and post-closure liabilities and the present value of cost estimates for future capping, closure and post-closure costs. We amortize the landfill asset over the total capacity of the landfill as volume is consumed during the life of the landfill with one exception. The exception applies to capping costs for which both the recognition of the liability and the amortization of these costs is based instead on the costs and capacity of the specific capping event.
On an annual basis, we update the development cost estimates (which include the costs to develop the site as well as the individual cell construction costs) and capping, closure and post-closure cost estimates for each landfill. Additionally, future capacity estimates (sometimes referred to as airspace) are updated annually using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. The overall cost and capacity estimates are reviewed and approved by senior operations management annually.
Landfill assets —
We expensed approximately $39.6 million related to landfill amortization during both of the six month periods ended June 30, 2005 and 2004. During the three months ended June 30, 2005 and 2004, we expensed approximately $21.0 million and $21.1 million, respectively, related to landfill amortization.
Capping, closure, post-closure and environmental costs —
Accretion expense is necessary to increase the accrued capping, closure and post-closure accrual balance to its future, undiscounted value. To accomplish this, we accrete our capping, closure and post-closure accrual balance using the applicable credit-adjusted, risk-free rate and charge this accretion as an operating expense in that period. Accretion expense on recorded landfill liabilities is recorded to cost of operations from the time the liability is recognized until the costs are paid.
Accretion expense for capping, closure and post-closure for the six months ended June 30, 2005 and 2004 was $15.2 million and $14.7 million, respectively. We charged approximately $7.6 million and $7.4 million related to accretion of the capping, closure and post-closure liabilities for the three months ended June 30, 2005 and 2004, respectively. Changes in estimates of costs or disposal

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
capacity are treated on a prospective basis for operating landfills and are recorded immediately in results of operations for fully incurred capping events and closed landfills.
For environmental matters, we periodically evaluate the recorded liabilities as additional information becomes available to ascertain whether the accrued liabilities are adequate. We do not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on our consolidated liquidity, financial position or results of operations. However, we believe that it is reasonably possible the ultimate outcome of environmental matters, excluding capping, closure and post-closure could result in approximately $12 million of additional liability.
8.	Employee Benefit Plans
Components of Net Periodic Benefit Cost —
The following table provides the components of net periodic benefit cost for the BFI Pension Plan (in millions):

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Service cost	$0.3	$0.6	$0.2	$0.3
Interest cost	10.4	10.4	5.2	5.2
Expected return on plan assets	(14.1)	(14.0)	(7.1)	(7.0)
Recognized net actuarial loss	3.4	3.8	1.7	1.9

Net periodic benefit cost	$—	$0.8	$—	$0.4

9.	Commitments and Contingencies
Litigation —
We are subject to extensive and evolving laws and regulations and have implemented our own environmental safeguards to respond to regulatory requirements. In the normal course of conducting our operations, we may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against us, which may have an impact on earnings for a particular period. We accrue for legal matters and regulatory compliance contingencies when such costs are probable and can reasonably be estimated. During the second quarter of 2005, we reduced our selling, general and administrative expenses by $16.3 million related to accruals for legal matters, primarily established at the time of the BFI acquisition, as a result of favorable developments. Other than the landfill permitting matter discussed in the following paragraphs, we do not believe that matters in process at June 30, 2005 will have a material adverse effect on our consolidated liquidity, financial position or results of operations. See Contingencies below for a discussion of our outstanding tax dispute with the Internal Revenue Service.
In the normal course of conducting our landfill operations, we are involved in legal and administrative proceedings relating to the process of obtaining and defending the permits that allow us to operate our landfills.
In June 1999, neighboring parties and the county drainage district filed a lawsuit seeking to prevent BFI from obtaining a vertical elevation expansion permit at one of our landfills in Texas. In 2001, the expansion permit was granted. The parties opposing the expansion permit continued to pursue their efforts in preventing the expansion permit. In November 2003, a judgment issued by a state trial court in Texas, effectively revoked the expansion permit that was granted by the Texas Commission on Environmental Quality in 2001 and would require us to operate the landfill according to a prior permit granted in 1988. We are vigorously defending this expansion in the Texas State Court of Appeals and believe that the merits of our position will prevail. Operationally, if necessary, we will attempt to obtain bonding that will allow us to continue to operate the landfill as usual during the

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
period of appeals, which may continue two years or longer. If the appeal is not successful, the landfill may become impaired and we may incur costs to relocate waste to another landfill and this matter could result in a charge of up to $55 million to our consolidated statement of operations.
On April 19, 2005, our wholly-owned subsidiary, BFI Waste Systems of North America, Inc., received a proposed Consent Assessment of Civil Penalty from the Pennsylvania Department of Environmental Protection (PA DEP) seeking to access a civil penalty of $250,000 to resolve several alleged environmental violations under the Pennsylvania Solid Waste Management Act that occurred between July 2002 and February 2005 at its TRC Transfer Station in Philadelphia, Pennsylvania. On May 20, 2005, BFI Waste Systems of North America entered into a Consent Assessment Penalty with the PA DEP to resolve these alleged environmental violations by paying a penalty of $250,000, which has been paid.
Financial assurances —
We are required to provide financial assurances to governmental agencies under applicable environmental regulations relating to our landfill operations for capping, closure and post-closure costs and performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. Additionally, we are required to provide financial assurances for our insurance programs and collateral required for certain performance obligations.
These financial instruments are issued in the normal course of business and are not debt of the Company. Since we currently have no liability for these financial assurance instruments, they are not reflected in the accompanying consolidated balance sheets. However, we have recorded capping, closure and post-closure liabilities and self-insurance as the liabilities are incurred under generally accepted accounting principles in the United States. The underlying obligations of the financial assurance instruments would be valued and recorded in the consolidated balance sheets if it is probable that we would be unable to perform our obligations under the financial assurance contracts. We do not expect this to occur.
Guarantees —
We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the consolidated financial statements based on our best estimate of required future payments. Certain of these indemnifications relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that may become known in the future but that relate to our activities prior to the divestiture. As of June 30, 2005, we estimate the contingent obligations associated with these indemnifications to be de minimus.
We have entered into agreements to guarantee to property owners the value of certain property that is adjacent to landfills. These agreements have varying terms over varying periods. Prior to December 31, 2002, liabilities associated with these guarantees have been accounted for in accordance with SFAS No. 5, Accounting for Contingencies, in the consolidated financial statements. Agreements modified or entered into subsequent to December 31, 2002 are accounted for in accordance with FIN 45 and were not significant during the six months ended June 30, 2005 and 2004.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Contingencies —
We are currently under examination by various state and federal taxing authorities for certain tax years, including federal income tax audits for calendar years 1998 through 2003. A federal income tax audit for BFI’s tax years ended September 30, 1996 through July 30, 1999 is complete with the exception of the matter discussed below.
Prior to Allied’s acquisition of BFI on July 30, 1999, BFI operating companies, as part of a risk management initiative to effectively manage and reduce costs associated with certain liabilities, contributed assets and existing environmental and self-insurance liabilities to six fully consolidated BFI risk management companies (RMCs) in exchange for stock representing a minority ownership interest in the RMCs. Subsequently, the BFI operating companies sold that stock in the RMCs to third parties at fair market value which resulted in a capital loss of approximately $900 million for tax purposes, calculated as the excess of the tax basis of the stock over the cash proceeds received.
On January 18, 2001, the Internal Revenue Service (IRS) designated this type of transaction and other similar transactions as a “potentially abusive tax shelter” under IRS regulations. During 2002, the IRS proposed the disallowance of all of this capital loss. The primary argument advanced by the IRS for disallowing the capital loss was that the tax basis of the stock of the RMCs received by the BFI operating companies was required to be reduced by the amount of liabilities assumed by the RMCs even though such liabilities were contingent and, therefore, not liabilities recognized for tax purposes. Under the IRS view, there was no capital loss on the sale of the stock since the tax basis of the stock should have approximately equaled the proceeds received. We protested the disallowance to the Appeals Office of the IRS in August 2002.
We also received a notification from the IRS proposing a penalty of 40% of the additional income tax resulting from the disallowance. Because of several meritorious defenses, we believe the successful assertion of penalties is unlikely.
In April 2005, the Appeals Office of the IRS upheld the disallowance of the capital loss deduction. As a result, we paid in late April, for BFI tax years prior to the acquisition, a deficiency to the IRS of $23 million. In July 2005, we filed a suit for a refund in the United States Court of Federal Claims. Based on the complexity of the case, we estimate it will likely take a number of years to fully try the case and obtain a decision. Furthermore, depending on the circumstances at that time, the losing party may appeal the decision to the Court of Appeals for the Federal Circuit. A settlement, however, could occur at any time during the litigation process.
The remaining tax years affected by the capital loss issue are currently being audited by the IRS. A court decision on the litigation should resolve the issue in these years as well. If we were to win the case, the initial payments would be refunded to us, subject to an appeal. If we were to lose the case, the deficiency associated with the remaining tax years would be due. If we were to settle the case, the settlement would likely cover all affected tax years and any resulting deficiency would become due in the ordinary course of the audits. A deficiency payment would adversely impact our cash flow in the period the payment was made.
We continue to believe our position is well supported. If however, the capital loss deduction is fully disallowed, we estimate it could have a potential total cash impact of up to $310 million for federal and state taxes, including the $23 million already paid, plus accrued interest through June 30, 2005 of approximately $94 million ($56 million net of tax benefit).
The potential tax and interest (but not penalties) impact of a full disallowance has been fully reserved on Allied’s consolidated balance sheet. With regard to tax and accrued interest through June 30, 2005, a disallowance would have minimal impact on Allied’s consolidated results of operations. The periodic accrual of additional interest charged through the time at which this matter is resolved will continue to affect consolidated results of operations. In addition, the successful assertion by the IRS of penalties could have a material adverse impact on Allied’s consolidated liquidity, financial position and results of operations.

BROWNING-FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. Related Party Transactions
All treasury functions are maintained by Allied. The amount due from Parent represents proceeds Allied received from the issuance of certain debt issued in connection with the financing of the BFI acquisition, in addition to the net advances to Parent in excess of obligations paid by the Parent on behalf of BFI. Except as discussed below, no interest is earned on the amount due from Parent.
We are charged for management, financial and other administrative services provided during the year by Allied, including allocations for overhead. Related charges for the six months ended June 30, 2005 and 2004 were approximately $15.3 million and $14.4 million, respectively, and $6.8 million and $7.7 million for the three months ended June 30, 2005 and 2004, respectively, recorded in selling, general and administrative expenses. In addition, Allied maintains insurance coverage for us and we were charged for the cost of insurance $25.2 million and $22.8 million during the six months ended June 30, 2005 and 2004, respectively; and $10.2 million and $12.2 million during the three months ended June 30, 2005 and 2004, respectively.
We provide services to, and receive services from, Allied and subsidiaries of Allied, which are recorded in our consolidated statement of operations. Related revenues and expenses for the six months ended June 30, 2005 and 2004 were approximately $69.2 million and $76.2 million, respectively, recorded in revenues, and $25.6 million and $25.1 million, respectively, recorded in cost of operations. During the three months ended June 30, 2005 and 2004, $36.1 million and $39.6 million, respectively, was recorded in revenues and $13.3 million and $13.2 million, respectively, was recorded in cost of operations.
During 2005 and 2004, we sold trade receivables at a discount to another subsidiary of Allied in connection with Allied’s receivables secured loan program. In connection with the sale, we recognized a loss of approximately $2.7 million and $2.0 million in selling, general and administrative expenses for the six months ended June 30, 2005 and 2004, respectively, and a loss of approximately $0.8 million and $1.0 million for the three months ended June 30, 2005 and 2004, respectively. In addition, we have a note receivable due from affiliate of approximately $13.3 million in due from Parent as part of the sale of receivables. Allocated interest income on the note receivable was approximately $478 thousand and $408 thousand for the six months ended June 30, 2005 and 2004, respectively, and $251 thousand and $220 thousand for the three months ended June 30, 2005 and 2004, respectively.
In 2001, we entered into lease agreements with certain subsidiaries of Allied for equipment and vehicles. As these lease agreements expire, they are being renewed for an additional term. The associated lease expense is included in cost of operations for the six months ended June 30, 2005 and 2004, of approximately $10.4 million and $13.2 million, respectively, and $4.1 million and $6.6 million for the three months ended June 30, 2005 and 2004, respectively.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIED WASTE INDUSTRIES, INC.
By:	/s/ PETER S. HATHAWAY
Peter S. Hathaway
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: August 16, 2005